Prospectus Supplement No. 27
Filed Pursuant to Rule 424(b)(3)
File No. 333-268503

SeaStar Medical Holding Corporation
3513 Brighton Blvd,
Suite 410
Denver, CO 80216
(844) 427-8100
Prospectus Supplement No. 27

(to the Prospectus dated January 4, 2023)

This Prospectus Supplement No. 27 supplements and amends the prospectus dated January 4, 2023, as amended by Prospectus Supplement No. 1 dated February 15, 2023, Prospectus Supplement No. 2 dated February 16, 2023, Prospectus Supplement No. 3 dated March 16, 2023, Prospectus Supplement No. 4 dated March 31, 2023, Prospectus Supplement No. 5 dated March 31, 2023, Prospectus Supplement No. 6 dated May 10, 2023, Prospectus Supplement No. 7 dated May 19, 2023, Prospectus Supplement No. 8 dated May 23, 2023, Prospectus Supplement No. 9 dated June 12, 2023, Prospectus Supplement No. 10 dated June 21, 2023, Prospectus Supplement No. 11 dated July 5, 2023, Prospectus Supplement No. 12 dated August 14, 2023, Prospectus Supplement No. 13 dated August 15, 2023, Prospectus Supplement No. 14 dated August 15, 2023, Prospectus Supplement No. 15 dated September 11, 2023, Prospectus Supplement No. 16 dated September 14, 2023, Prospectus Supplement No. 17 dated September 26, 2023, Prospectus Supplement No. 18 dated September 27, 2023, Prospectus Supplement No. 19 dated October 6, 2023, Prospectus Supplement No. 20 dated October 30, 2023, Prospectus Supplement No. 21 dated November 14, 2023, Prospectus Supplement No. 22 dated November 22, 2023, Prospectus Supplement No. 23 dated November 27, 2023, Prospectus Supplement No. 24 dated November 29, 2023, Prospectus Supplement No. 25 dated December 11, 2023, and Prospectus Supplement No. 26 dated December 13, 2023 (the “Prospectus”), relating to the sale from time to time of up to 9,829,000 shares of our common stock and 6,438,000 of our warrants to purchase common stock by a selling shareholder.

On December 20, 2023, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

This Prospectus Supplement No. 27 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 20 supersedes the information contained in the Prospectus.

Our common stock is traded on the Nasdaq Stock Market under the symbol “ICU”. On March 1, 2024, the last reported sale price of our common stock was $0.83 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus dated January 4, 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 27 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 27 is March 5, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2023

SeaStar Medical Holding Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39927	85-3681132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3513 Brighton Blvd, Suite 410
Denver, Colorado		80216
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 844 427-8100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock par value $0.0001 per share	ICU	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock for $11.50 per share	ICUCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2023, SeaStar Medical Holding Corporation (the “Company”) received a notification from the Nasdaq Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) that the Company had not regain compliance with the continued listing requirement under Nasdaq Listing Rule 5550(b)(2) (the “Market Value Rule”), because the market value of the Company’s common stock was less than $35.0 million for the applicable period (the “Delisting Notice”). The Delisting Notice indicated that the Company’s common stock would be subject to delisting unless the Company timely requests a hearing before a Nasdaq Hearing Panel (the “Panel”).  On December 19, 2023, the Company submitted a hearing request to the Panel to appeal the delisting determination.  On the same date, the Company also received a notice from Nasdaq stating that its delisting action has been stayed pending a final written decision by the Panel and that a hearing will be held on March 12, 2024.

Subject to the final written decision by the Panel, neither the Delisting Notice nor the Company’s noncompliance with the Market Value Rule will have an immediate effect on the listing or trading of the Company’s common stock, which will continue to trade on The Nasdaq Capital Market under the symbol “ICU.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SeaStar Medical Holding Corporation
		By:	/s/ Eric Schlorff
Date:	December 20, 2023	Name:	Eric Schlorff
		Title:	Chief Executive Officer